Exhibit 10.1

SEPARATION AGREEMENT

This Agreement is effective as of the 1st day of April, 2008 between FOREST

CITY ENTERPRISES, INC. (“Company”), whose address 1100 Terminal Tower, Cleveland,

Ohio 44113 and THOMAS G. SMITH (“Tom Smith” or “Employee”), whose address is 8775 Fox Hollow Lane, Kirtland Hills, Ohio 44060-8821.

WHEREAS, Company has employed Tom Smith as a full-time Chief Financial Officer and Senior Vice President of the Company since September 3, 1985, Secretary of the

Company since December 2, 1992 and Executive Vice President of the Company since

November 2000;

WHEREAS, the Company and Smith have reached an agreement as to Tom Smith’s retirement and separation of employment and;

WHEREAS, Company and Tom Smith desire to arrange for this transition in a manner that is mutually acceptable and beneficial.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, Company and Tom Smith agree as follows:

1) Tom Smith’s retirement from employment with the Company shall be effective on

April 1, 2008.

2) The Company shall provide Tom Smith:

a)	a severance benefit in the amount of $1,000,000.00 cash to be paid in a lump sum on or before April 30, 2008.

b)	the earned fiscal 2007 short-term incentive and the earned fiscal 2004-2007 long-term incentive to be paid commensurate with the Company’s process and procedure under the plans, on or before April 30, 2008.

c)	all earned and accrued PTO to be paid in the pay period following separation date.

d)	a buy-out of the Company automobile lease for an estimated cost of $51,126.00, plus tax.

e)	a special grant of 15,000 shares of the Company’s restricted shares of Class A Common Stock.

f)	a cash payout of $86,700.00 to be paid on or before April 30, 2008, which amount approximates the present value of the estimated premiums cost of extending the Executive Medical Plan through COBRA for Tom and Kori Smith for a period of eighteen months following separation date, grossed up for taxes.

Tom Smith shall receive monies due under paragraphs 2(a), (b), (c), (d) and (e), less all applicable federal, state or local taxes.

3) Tom Smith shall not directly or indirectly disclose to any person, firm,

corporation or partnership any confidential or proprietary information acquired by him with regard to the business or operations of the Company. Tom Smith shall not directly or indirectly disclose to any person, firm, corporation or partnership the names and addresses of any clients, partners, tenants, or prospective tenants of the Company. The Company recognizes that Tom Smith has developed a skill and expertise in the area of public accounting and insurance and shall not restrict him from continuing to work in such fields.

4) Tom Smith acknowledges that the payments made to him pursuant to this Agreement are in accordance with, and in excess of Company’s policies and practices and that he accepts the payments as full and final satisfaction of all claims he may have as a former employee of the

Company. Further, Tom Smith does hereby release and forever discharge the Company and its affiliated companies (including any and all of their past and present officers, agents, directors,

representatives, employees and, as applicable, their successors, assigns, heirs, and executors) from any claims, charges, lawsuits, or liability arising from his employment, the termination of employment or the circumstances relating thereto.

Tom Smith agrees not to file a lawsuit or charge asserting any such claims or causes of action. This release includes claims arising under state or federal discrimination laws, including

Title VII of the Civil Rights Act and the Age Discrimination in Employment Act, which prohibit discrimination on the basis of race, color, national origin, religion, sex or age. It also includes claims for wrongful discharge, contractual claims, tort claims, public policy claims or any other actions. Tom Smith also agrees not to assist any party in any litigation, charge, claim or investigation against the Company or its affiliates, shareholders, officers, directors, employees,

former employees, or agents, except as required by law. This release and promise not to sue does not prevent Tom Smith from initiating a charge of discrimination with any agency, but will forfeit Tom Smith’s rights to receive monetary remedies or reinstatement as a result of such charge.

5) The Company’s Directors’ and Officers’ Insurance Policy covers, subject to the exclusions therein, Tom Smith’s actions taken on behalf of the Company and within the scope of his authority while employed as Chief Financial Officer by the Company.

6) Tom Smith agrees that he has been given a period of at least twenty-one (21) days to consider this Agreement, and that he may use as much of this twenty-one (21) day period as he wants prior to signing. If Tom Smith signs this Agreement prior to the expiration of this twenty-

one (21) day period, he does so of his own free choice, and he will have waived the remaining period for review and consideration.

7) Tom Smith agrees that if he signs this Agreement, he may nonetheless revoke his agreement within seven (7) calendar days. Revocation must be made by delivering notice of revocation to the Company, attention Charles A. Ratner. This Agreement becomes effective,

enforceable and irrevocable if Tom Smith signs it and does not provide the written notice of revocation, so that it is received by the Company within seven (7) days after signing this

Agreement.

8) Tom Smith represents and agrees that in executing this Separation Agreement, he does not rely upon and has not relied upon, any representation or statement not set forth herein made by the Company or by any of the Company’s agents, representatives or attorneys with regard to the subject, basis or effect of the Separation Agreement or otherwise.

9) Tom Smith represents and agrees that he fully understands his right to discuss all aspects of this Separation Agreement with private attorneys, and/or other individuals of his choice, that he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Separation Agreement, and that he is voluntarily entering into this

Separation Agreement.

10) This Agreement shall not be amended, changed or modified, except by written instrument signed by both the Company and Tom Smith.

11) Tom Smith acknowledges that he has read this Agreement and understands and agrees to the conditions, obligations and terms contained in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement,

executed at Cleveland, Ohio, this 1st day of April, 2008.

WITNESSED:

/s/ Ann Marie Fenske	/s/ Thomas G. Smith

/s/ Geralyn M. Presti	THOMAS G. SMITH
Executed at Cleveland, Ohio, this 27th day of March, 2008.
WITNESSED:	FOREST CITY ENTERPRISES, INC.
/s/ Ann Marie Fenske	By: /s/ Charles A. Ratner

/s/ Geralyn M. Presti	CHARLES A. RATNER Its: CEO, President